Rule 424(b)(3)
                                        Registration No. 333-52659



PRICING SUPPLEMENT NO.:   2   dated     November 5, 1998



                      THE WALT DISNEY COMPANY


                         Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated August 6, 1998, as supplemented by the Prospectus Supplement, dated August 6, 1998 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $100,000,000

Original Issue Price:    100%

CUSIP No:   25468PAX4

Proceeds to the Company:  $99,865,000

Discount or Commission to Agents:   $135,000

Original Issue Discount:            N/A

Original Issue Date:       November 10, 1998

Stated Maturity:           November 10, 2003

Yield to Maturity:         N/A

Initial Maturity (for Renewable Notes):  N/A

Final Maturity (for Renewable Notes):    N/A

Earliest Redemption Date:   N/A

Redemption Price:   N/A

Interest Rate Per Annum (for Fixed Rate Notes):      5.25%

Interest Rate Provisions (for Floating Rate Notes):  N/A

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify)   The first Interest Payment Date will be
                            May 10, 1999 and thereafter the Interest
                            Payment Dates will be May 10th and
                            November 10th each year.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify) _____

Interest Payment Period:
     / /  Monthly
     / /  Quarterly
     /X/  Semiannually
     / /  Annually

Interest Reset Period:  N/A
     / /  Daily
     / /  Weekly
     / /  Monthly
     / /  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Dates:  N/A
     / /  As specified in Prospectus Supplement
     / /  Other (specify) ______

Interest Determination Date:  N/A
     / /  As specified in Prospectus Supplement
     / /  Other (specify) ______

Purchase of Notes at Option of Holder:  N/A
Purchase    ______       Purchase    ______
Date(s):    ______       Price(s):   ______

Calculation Agent:     N/A

Plan of Distribution:  Bear Stearns & Co. Inc. has acted as principal with respect to the purchase of the Notes.